		Exhibit 99(a)
Household Finance Corporation
Household Automotive Trust 2001-2

Original Principal Class A
Class A-1	149,000,000
Class A-2	173,000,000
Class A-3	205,000,000
Class A-4	173,000,000
Number of Class A Bonds (000's)
Class A-1	149,000
Class A-2	173,000
Class A-3	205,000
Class A-4	173,000

		2003 Totals

CLASS A
Class A-1 Principal Distribution		0.00
Class A-1 Interest Distribution		0.00

Class A-2 Principal Distribution		13,041,009.15
Class A-2 Interest Distribution		46,801.91

Class A-3 Principal Distribution		138,888,958.29
Class A-3 Interest Distribution		6,943,646.34

Class A-4 Principal Distribution		0.00
Class A-4 Interest Distribution		9,324,699.96